Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated November 2, 2011

Registration Statement 333-171068

November 2, 2011

EQT CORPORATION

$750,000,000

4.875% Senior Notes due 2021

Final Term Sheet

November 2, 2011

Issuer:	EQT Corporation

Legal Format:	SEC Registered

Principal Amount:	$750,000,000

Maturity Date:	November 15, 2021

Coupon (Interest Rate):	4.875%

Yield to Maturity:	4.992%

Spread to Benchmark Treasury:	+300 basis points

Benchmark Treasury:	2.125% due August 15, 2021

Benchmark Treasury Yield:	1.992%

Interest Payment Dates:	Semi-annually on May 15 and on November 15, commencing on May 15, 2012

Make Whole Redemption Provision:	At any time at a discount rate of U.S. Treasury plus 45 basis points

Price to Public:	99.085%

Trade Date:	November 2, 2011

Settlement Date:	November 7, 2011 (T+3)

Ratings*:	Baa2/BBB/BBB (Negative/Stable/Stable)

CUSIP/ISIN:	26884LAB5/US26884LAB53

Joint Book-Runners:	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC

Co-Managers:	CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. Goldman, Sachs & Co. The Huntington Investment Company UBS Securities LLC U.S. Bancorp Investments, Inc.

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847 or by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or by calling J.P. Morgan Securities LLC at 1-212-834-4533 or by calling SunTrust Robinson Humphrey, Inc. at 1-800-685-4786.